Absolute Return 300 Fund, 4/30/11, semiannual report

Because the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	16,056
Class B	   395
Class C	 5,426

72DD2 (000s omitted)

Class M	   417
Class R	    18
Class Y	 8,312

73A1

Class A	0.318
Class B	0.286
Class C	0.253

73A2

Class M	0.315
Class R	0.301
Class Y	0.335


74U1	(000s omitted)

Class A	70,814
Class B	 1,449
Class C	25,655

74U2	(000s omitted)

Class M	 1,718
Class R	    86
Class Y	35,451

74V1

Class A	10.96
Class B	10.91
Class C	10.86

74V2

Class M	10.93
Class R	10.93
Class Y	11.00


Item 61 Open end funds only

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.